Exhibit 99.1
Encore Energy Partners LP Announces First Quarter 2009 Results
FORT WORTH, Texas — (BUSINESS WIRE) — April 28, 2009
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today announced its first quarter 2009 distribution amount of $0.50 per unit, or $2.00 per unit on an annualized basis, and unaudited first quarter 2009 results.
Distribution
On April 27, 2009, the Board of Directors of ENP’s general partner approved a distribution of $16.8 million to be paid on or about May 15, 2009 to holders of record on May 11, 2009. The distribution is based on a distribution rate of $0.50 per unit for the quarter ended March 31, 2009 or $2.00 per unit on an annualized basis.
Summary of First Quarter 2009 Results
The following table highlights certain reported amounts for the first quarter of 2009 (Common units and $ in millions, except quarterly distribution):

Three Months Ended
March 31, 2009
Adjusted EBITDAX	$30.3
Net income	$4.6
Net income excluding certain items	$12.1
Distributable cash flow	$25.9
Total distributions to be paid	$16.8
Quarterly distribution per unit	$0.50
Coverage ratio	1.54x
Weighted average diluted common units outstanding	33.1
Oil and natural gas revenues	$18.5
Average daily production volumes (BOE/D)	6,442
Oil as a percentage of total production volumes	68%
Oil and natural gas capital costs	$2.1
Adjusted EBITDAX totaled $30.3 million for the first quarter of 2009 and distributable cash flow totaled $25.9 million. Adjusted EBITDAX and distributable cash flow are defined and reconciled to their most directly comparable GAAP measures in the attached financial schedules.

Encore Energy Partners LP
First Quarter 2009 Results
ENP’s net income for the first quarter of 2009 was $4.6 million ($0.14 per diluted common unit). The first quarter results included a non-cash net derivative fair value loss related to future periods of $7.4 million and $0.1 million of non-cash compensation expense. Excluding these items, net income for the quarter was $12.1 million ($0.36 per diluted common unit). Net income excluding certain items is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.
Average daily production for the first quarter of 2009 was 4,388 Bbls of oil per day and 12,323 Mcf of natural gas per day, for a combined 6,442 barrels of oil equivalent per day (“BOE/D”). This amount exceeded the mid-point of previously released guidance by over 140 BOE/D.
Jon S. Brumley, Chief Executive Officer and President of ENP’s general partner, stated, “The first quarter of 2009 was an important time at Encore Energy Partners. We closed a high-margin, accretive acquisition; we met our production guidance; and we maintained a $0.50 per unit distribution. We did this while maintaining a strong 1.5 times coverage ratio. This partnership has remained stable and true to its roots. Because of our high operating margins, our long-life properties, and our great hedging program, ENP has been able to hold steady in the face of a depressed commodity environment and the financial crisis. A conservative plan and our shallow-declining properties allow us to do this.”
For the first quarter of 2009, the Partnership’s average realized wellhead oil price was $37.23 per Bbl, and the average realized wellhead natural gas price was $3.41 per Mcf. During the first quarter of 2009, the Partnership’s oil and natural gas differentials to NYMEX averaged a negative 14 percent ($6.08 per Bbl) and a negative 31 percent ($1.51 per Mcf), respectively. The average NYMEX oil price was $43.31 per Bbl in the first quarter of 2009, and the average NYMEX natural gas price was $4.92 per Mcf.
The Partnership’s realized natural gas price of $3.41 in the first quarter of 2009 represented a negative 31 percent differential to NYMEX. Because of a negative natural gas price revision related to the fourth quarter of 2008 resulting from the rapid decline in natural gas liquids pricing, the natural gas price for the first quarter of 2009 was reduced from its actual wellhead price of $3.99 per Mcf by an additional $0.58 to result in the $3.41 per Mcf price. ENP expects the second quarter 2009 natural gas differential to be a negative 15 percent, which is better than the actual price differential of negative 19 percent in the first quarter of 2009.
Lease operating expense for the first quarter of 2009 was $7.3 million ($12.52 per BOE), which was near the mid-point of previously released guidance.
General and administrative expense for the first quarter of 2009 was $2.0 million ($3.51 per BOE), which was at the low end of previously released guidance.
Depletion, depreciation, and amortization (“DD&A”) expense for the first quarter of 2009 was $10.4 million ($17.91 per BOE), which was lower than previously released guidance as a result of the acquisition of properties from Encore Acquisition Company (“EAC”) in the first quarter. These properties had a lower cost basis than ENP’s historical average cost lowering the overall DD&A rate.

Encore Energy Partners LP
First Quarter 2009 Results
Operations Update
The Partnership invested $2.1 million in its capital program during the first quarter of 2009 completing eight gross wells (0.7 net).
The Partnership closed its previously announced acquisition of oil and natural gas producing properties in the Arkoma Basin in Arkansas and royalty interest properties primarily in Oklahoma, as well as 10,300 unleased mineral acres from EAC in January 2009. The purchase price was $49.5 million in cash, less associated acquisition-related hedge premiums of approximately $3.1 million, resulting in a net purchase price of approximately $46.4 million.
Liquidity Update
At March 31, 2009, ENP had $185 million outstanding under its revolving credit facility and $55 million of remaining availability. The amount outstanding under the revolving credit facility increased $35 million during the first quarter of 2009 due to the purchase of properties from EAC for approximately $46.4 million.
The syndicate of lenders underwriting ENP’s revolving credit facility reaffirmed its $240 million borrowing base during the first quarter of 2009. The next borrowing base redetermination for the Partnership is scheduled for October 2009.
Second Quarter 2009 Outlook
The Partnership expects the following for the second quarter of 2009:

Average daily production volumes	6,000 to 6,600 BOE/D
Oil and natural gas related capital (second quarter 2009)	$2.0 to $3.0 million
Maintenance capital requirements per year (Full year)	$7.0 to $8.5 million
Lease operating expense	$12.50 to $13.50 per BOE
G&A expense	$3.50 to $4.00 per BOE
Depletion, depreciation, and amortization	$18.00 to $18.50 per BOE
Production, ad valorem, and severance taxes	11.5% of oil and natural gas revenues
Oil differential (% of NYMEX)	-10% of NYMEX oil price
Natural gas differential — dry gas (% of NYMEX)	-15% of NYMEX natural gas price
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, April 29, 2009 at 10:00 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreenp.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 95469428.

Encore Energy Partners LP
First Quarter 2009 Results
A replay of the conference call will be archived and available via ENP’s website at the above web address or by dialing 800-642-1687 and entering conference ID 95469428. The replay will be available through May 13, 2009. International callers can dial 973-935-8270 for the live broadcast or 706-645-9291 for the replay.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota, the Permian Basin in West Texas, and the Arkoma Basin in Arkansas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected distributions, the benefits, timing, and mix of acquisitions, expected production volumes, expected expenses, expected taxes, expected capital expenditures, expected differentials, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com

Encore Energy Partners LP
Condensed Consolidated Statements of Operations
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008 (a)
Revenues:
Oil	$14,702	$37,599
Natural gas	3,779	8,787
Marketing	170	2,859

Total revenues	18,651	49,245

Expenses:
Production:
Lease operating	7,261	6,089
Production, ad valorem, and severance taxes	2,228	4,903
Depletion, depreciation, and amortization	10,385	9,510
Exploration	22	29
General and administrative	2,035	3,052
Marketing	130	2,393
Derivative fair value loss (gain)	(10,907)	15,587
Other operating	717	391

Total operating expenses	11,871	41,954

Operating income	6,780	7,291

Other income (expenses):
Interest	(2,216)	(1,640)
Other	5	17

Total other expenses	(2,211)	(1,623)

Income before income taxes	4,569	5,668
Income tax provision	(1)	(83)

Net income	$4,568	$5,585

Net income (loss) allocation:
Limited partners’ interest in net income (loss)	$4,499	$(247)

General partner’s interest in net income (loss)	$69	$(36)

Net income (loss) per common unit:
Basic	$0.14	$(0.01)
Diluted	$0.14	$(0.01)

Weighted average common units outstanding:
Basic	33,078	28,273
Diluted	33,081	28,273

(a)	In January 2009, ENP completed the acquisition of certain oil and natural gas properties and related assets in the Arkoma Basin and royalty interest properties from EAC. Because these assets were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at EAC’S historical cost and ENP’s historical financial information was recast to include the acquired properties for all periods presented.

Encore Energy Partners LP
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008 (a)
Net income	$4,568	$5,585
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	23,868	26,769
Changes in operating assets and liabilities	172	(7,612)

Net cash provided by operating activities	28,608	24,742

Net cash used in investing activities	(1,002)	(5,342)

Financing activities:
Net proceeds from long-term debt, net of issuance costs	35,000	117,310
Deemed distributions to affiliates in connection with acquisitions	(46,421)	(125,401)
Distributions to unitholders	(16,791)	(9,835)
Other	229	(1,472)

Net cash used in financing activities	(27,983)	(19,398)

Increase (decrease) in cash and cash equivalents	(377)	2
Cash and cash equivalents, beginning of period	619	3

Cash and cash equivalents, end of period	$242	$5

Encore Energy Partners LP
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008 (a)

Total assets	$557,447	$577,366

Liabilities (excluding long-term debt)	$38,891	$34,740
Long-term debt	185,000	150,000
Partners’ equity	333,556	392,626

Total liabilities and partners’ equity	$557,447	$577,366

Working capital (b)	$58,273	$71,740

(a)	In January 2009, ENP completed the acquisition of certain oil and natural gas properties and related assets in the Arkoma Basin and royalty interest properties from EAC. Because these assets were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at EAC’S historical cost and ENP’s historical financial information was recast to include the acquired properties for all periods presented.

(b)	Working capital is defined as current assets minus current liabilities.

Encore Energy Partners LP
Selected Operating Results
(unaudited)

	Three Months Ended
	March 31,
	2009	2008 (a)

Total production volumes:
Oil (MBbls)	395	430
Natural gas (MMcf)	1,109	1,133
Combined (MBOE)	580	619

Average daily production volumes:
Oil (Bbls/D)	4,388	4,728
Natural gas (Mcf/D)	12,323	12,455
Combined (BOE/D)	6,442	6,804

Average realized prices:
Oil (per Bbl)	$37.23	$87.38
Natural gas (per Mcf)	3.41	7.75
Combined (per BOE)	31.88	74.92

Average expenses per BOE:
Lease operating	$12.52	$9.83
Production, ad valorem, and severance taxes	3.84	7.92
Depletion, depreciation, and amortization	17.91	15.36
Exploration	0.04	0.05
General and administrative	3.51	4.93
Derivative fair value loss (gain)	(18.81)	25.17
Other operating	1.24	0.63
Marketing gain	(0.07)	(0.75)

(a)	In January 2009, ENP completed the acquisition of certain oil and natural gas properties and related assets in the Arkoma Basin and royalty interest properties from EAC. Because these assets were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at EAC’S historical cost and ENP’s historical financial information was recast to include the acquired properties for all periods presented.

Encore Energy Partners LP
Derivative Summary as of April 28, 2009
(unaudited)
Oil Derivative Contracts (c)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
May — Dec. 2009 (d)
	3,130	$110.00	—	$—	—	$—
	—	—	440	97.75	—	—
	—	—	—	—	1,000	68.70
2010	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—
2011
	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—
Natural Gas Derivative Contracts (c)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
May — Dec. 2009
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	—	—	—	—
	1,800	6.76	—	—	—	—
2010
	3,800	8.20	3,800	9.58	—	—
	4,698	7.26	—	—	902	6.30

2011	898	6.76	—	—	902	6.70

2012
	898	6.76	—	—	902	6.66
Interest Rate Swaps

	Notional	Fixed
Period	Amount	Rate	Floating Rate
	(in thousands)
May 2009 — Jan. 2011	$50,000	3.1610%	1-month LIBOR
May 2009 — Jan. 2011	25,000	2.9650%	1-month LIBOR
May 2009 — Jan. 2011	25,000	2.9613%	1-month LIBOR
May 2009 — Mar. 2012	50,000	2.4200%	1-month LIBOR

(c)	Oil prices represent NYMEX WTI monthly average prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

(d)	From time to time, ENP sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with ENP’s other floor contracts. In addition to the floor contracts shown above for 2009, ENP has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Energy Partners LP
Non-GAAP Financial Measures
(in thousands)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX,” which is a non-GAAP financial measure. The following table provides reconciliations of “Adjusted EBITDAX” to net income and net cash provided by operating activities, ENP’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

Three Months
Ended
March 31,
2009
Net income	$4,568
Depletion, depreciation, and amortization	10,385
Non-cash unit-based compensation expense	137
Exploration	22
Interest expense and other	2,211
Income taxes	1
Non-cash derivative fair value loss	12,944

Adjusted EBITDAX	30,268
Change in operating assets and liabilities	1,407
Other non-cash expenses	257
Cash interest expense	(2,115)
Cash exploration expense	(10)
Current income taxes	36
Purchased options	(1,235)

Net cash provided by operating activities	$28,608

     “Adjusted EBITDAX” is used as a supplemental financial measure by ENP’s management and by external users of ENP’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of ENP’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of ENP’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) ENP’s operating performance and return on capital as compared to those of other entities in the oil and natural gas industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. ENP’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all companies may not calculate “Adjusted EBITDAX” in the same manner.
     This press release also includes a discussion of “Distributable cash flow,” which is a non-GAAP financial measure. The following table provides a reconciliation of “distributable cash flow” to net income and net cash provided by operating activities, ENP’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

Three Months
Ended
March 31,
2009
Net income	$4,568
Depletion, depreciation, and amortization	10,385
Non-cash unit-based compensation expense	137
Non-cash derivative fair value loss	12,944
Exploration	22
Development capital	(2,107)

Distributable cash flow	25,949
Change in operating assets and liabilities	1,407
Other non-cash expenses	257
Deferred income taxes	37
Cash exploration expense	(10)
Purchased options	(1,235)
Development capital	2,107
Non-cash interest	96

Net cash provided by operating activities	$28,608

     ENP believes that “distributable cash flow” is a useful measure of ENP’s financial and operating performance and its ability to continue to make quarterly distributions.
     “Distributable cash flow” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. ENP’s definition of “distributable cash flow” may not be comparable to similarly titled measures of another entity because all entities may not calculate “distributable cash flow” in the same manner.

Encore Energy Partners LP
Non-GAAP Financial Measures (continued)
(in thousands, except per unit amounts)
(unaudited)
     This press release also includes a discussion of “Net income excluding certain items,” which is a non-GAAP financial measure. The following table provides a reconciliation of “net income excluding certain items” to net income, ENP’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended
	March 31, 2009
	Total	Per Diluted Unit
Net income	$4,568	$0.14
Add: non-cash unit-based compensation expense	137	—
Add: non-cash derivative fair value loss excluding premium amortization	7,390	0.22

Net income excluding certain items	$12,095	$0.36

     ENP believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income excluding certain items” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. ENP’s definition of “net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income excluding certain items” in the same manner.